Hal Lyons
Chief Financial Officer
(650) 340-1888
                                                                                                                                                                                                                        FOR IMMEDIATE   RELEASE

NYSE American Noncompliance Notice Received

BURLINGAME, California, June 2, 2021 -- AeroCentury Corp. (NYSE American: ACY) (the "Company"), an independent aircraft leasing company, released information regarding a notice received from the NYSE American stock exchange regarding continued listing requirements.

On May 28, 2021, after a recent review of the financial statements of AeroCentury Corp. (the “Company”), NYSE American LLC (the “NYSE American”) sent written notice to the Company of the Company’s non-compliance with NYSE American’s stockholders’ equity continued listing standards as set forth in Section 1003(a)(ii) of the NYSE American Company Guide (the “Company Guide”) since the Company had reported a stockholders’ deficit of ($23) million as of March 31, 2021 and losses from continuing operations and/or net losses in three of its four most recent fiscal years ended December 31, 2020. As previously reported, the Company is also not in compliance with Section 1003(a)(i) of the Company Guide. As also previously reported, the Company has been subject to the procedures and requirements of Section 1009 of the Company Guide, which had required the Company to submit to NYSE Regulation, Inc. (“NYSE Regulation”) a plan to regain compliance (the “Plan”), and in November 2020, NYSE Regulation notified the Company of its acceptance of the Plan. The Plan remains in effect and which has a plan period that extends through March 11, 2022.

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft are leased to regional airlines and commercial users worldwide.

Transmitted on Globenewswire on June 2, 2021 at __:00 p.m. PDT.